Exhibit 8.1


                      [Letterhead of Dewey Ballantine LLP]


                                          March 25, 1999


IKON Receivables, LLC
500 Silverside Road
Suite 28
Wilmington, DE  19809

            Re: Lease-Backed Notes

Ladies and Gentlemen:

            We have acted as special counsel to Lehman Brothers (the "Underwriter") in connection with the preparation and filing of a registration statement on Form S-3 (the "Registration Statement") being filed today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), in respect of Lease-Backed Notes (the "Offered Notes") which IKON Receivables, LLC (the "Issuer" or the "Registrant") plans to offer in series. Our advice formed the basis for the description of federal income tax consequences appearing under the heading "Certain Federal Income Tax Consequences" in the prospectus contained in the Registration Statement. Such description does not purport to discuss all possible federal income tax consequences of an investment in the Offered Notes, but with respect to those tax consequences which are discussed in our opinion, the description is accurate.

            We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to the reference to Dewey Ballantine LLP in the Registration Statement and in future related prospectus supplements under the heading "Certain Federal Income Tax Consequences." In giving this opinion, we do not concede that we are experts within the meaning of the Act or the rules and regulations therewith, or that this consent is required by Section 7 of the Act.


                                          Very truly yours,

                                          DEWEY BALLANTINE LLP